                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:

             NEW CENTURY EQUITY HOLDINGS CORP. ANNOUNCES PRELIMINARY
                   AGREEMENT TO SETTLE SHAREHOLDER LITIGATION

DALLAS, TEXAS, April 13, 2006 -- New Century Equity Holdings Corp. (OTCBB: NCEH)
("NCEH") announced today that it reached an agreement with all of the parties to the lawsuit  filed by Craig Davis (the  "Lawsuit") to settle the Lawsuit and all
claims   relating   thereto.   The  principal   terms  of  the  settlement  (the
"Settlement") are as follows:

     -   NCEH's  insurance  carrier will  contribute  to a settlement  fund (the
         "Settlement Fund") in connection with the Settlement and also reimburse
         NCEH for  certain  legal  and  professional  fees,  which  will also be contributed to the Settlement Fund.

     -   Parris H. Holmes, Jr., the former Chief Executive Officer and a former director of NCEH will contribute $150,000 to the Settlement Fund.

     -   Counsel  for the  plaintiff  in the Lawsuit  has  requested  payment of
         $935,000  for  fees  and  expenses  relating  to the  Lawsuit  from the
         Settlement  Fund and the  defendants  in the Lawsuit have agreed not to object to the award of such fees and expenses.

     -   The  balance  in the  Settlement  Fund  after  payment of legal fees to counsel  for the  plaintiff  is  estimated  to be  approximately  $2.26 million, which amount will be distributed to stockholders of NCEH after the final  approval of the Settlement by the Delaware  Chancery  Court.
         The former  directors of NCEH who were parties to the  Settlement  will not be entitled to receive any distributions from the Settlement Fund.

As part of the Settlement, each of the parties has agreed to a release of claims in  connection  with the  Lawsuit.  Approval of the  Settlement  by the Delaware
Chancery Court is expected to take two to four months.

Through March 31, 2006,  NCEH had incurred  approximately  $1.6 million in legal and  professional  fees in connection with the Lawsuit in excess of the $500,000 retention  provided for under NCEH's insurance policy.  NCEH plans to vigorously pursue  reimbursement for the legal and professional fees which NCEH's insurance carrier has not yet agreed to reimburse.

Some   statements  in  this  press  release  may   constitute   "forward-looking
statements" within the meaning of the Private  Securities  Litigation Reform Act of 1995.  Such  forward-looking  statements  involve  known and  unknown  risks, uncertainties  and other factors that may cause the actual results,  performance or  achievements  of NCEH to be materially  different  from any future  results, performance or achievements expressed or implied by forward-looking  statements.
Refer to NCEH's filings with the Securities and Exchange  Commission for further discussion of such factors.  The  forward-looking  statements are made as of the date of this  press  release  and NCEH  assumes  no  obligation  to update  such statements.